Exhibit 2.5

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INTELLECTUAL PROPERTY LICENSE AGREEMENT

by and among

CITRIX SYSTEMS, INC.,

GETGO, INC.

and

LOGMEIN, INC.

Dated as of [●], 2016

FORM OF

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of [●], 2016, is entered into by and among CITRIX SYSTEMS, INC., a Delaware Corporation (“Citrix”), GETGO, INC. (“SpinCo”), a Delaware Corporation, and LOGMEIN, INC., a Delaware corporation (“LogMeIn”). “Party” or “Parties” means Citrix, SpinCo or LogMeIn, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Citrix has determined that it is appropriate, desirable and in the best interests of Citrix and its stockholders to separate the SpinCo Business from the remaining business of Citrix and its Subsidiaries;

WHEREAS, in furtherance of the Separation, Citrix, SpinCo and LogMeIn have entered into a Separation and Distribution Agreement, dated as of [●], 2016 (the “Separation Agreement”), that, together with this Agreement and certain other ancillary agreements, govern the terms and conditions of the Separation;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of [●], 2016 (the “Merger Agreement”), among Citrix, SpinCo, LogMeIn and Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LogMeIn (“Merger Sub”), immediately following the Distribution under the Separation Agreement, Merger Sub will merge with and into SpinCo and, in connection with the Merger, SpinCo Common Stock will be converted into shares of common stock of LogMeIn, par value $0.01 per share, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the Effective Time, Citrix owns certain Intellectual Property that is used in the SpinCo Business, and Citrix wishes to grant to SpinCo a license to such Intellectual Property to continue using the same in the SpinCo Business and to the Citrix Licensed IP, on the terms and conditions hereof; and

WHEREAS, as of the Effective Time, SpinCo wishes to grant to Citrix a license to the SpinCo Licensed IP, including Patents included in the Transferred IP, in each case in accordance with and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Certain capitalized terms used herein shall have the meanings set forth in Schedule A hereto.

(b) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Merger Agreement or Separation Agreement (as applicable).

C-1

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Section 1.2 References; Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to Article, Section, Exhibit and Schedule such reference is to an Article and Section of, and Exhibit and Schedule to, this Agreement; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (f) references to “day” or “days” are to calendar days; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) references to a Person are also to its successors and permitted assigns; (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; (j) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars; (k) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section; (l) the word “or” shall not be exclusive; (m) reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein; and (n) references in this Agreement to “Citrix” shall also be deemed to refer to the applicable member of the Citrix Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Citrix or SpinCo shall be deemed to require Citrix or SpinCo, as the case may be, to cause the applicable members of the Citrix Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II

INTELLECTUAL PROPERTY LICENSES

Section 2.1 License to SpinCo of Citrix Licensed IP.

(a) ShareConnect. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, Citrix hereby grants, on behalf of itself and its Subsidiaries, to SpinCo and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free

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and fully paid-up, non-exclusive license in, to and under ShareConnect, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule B hereto, in each case as and to the extent owned by any member of the Citrix Group as of the Effective Time, and Necessary Claims of any Patents that cover any Improvements made by Citrix or its Affiliates to ShareConnect to the extent owned by Citrix or any of its Affiliates, in each case solely to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with GoToMyPC, as GoToMyPC exists as of the Effective Time and including extensions, upgrades and evolutions thereof.

(b) Recapit. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, Citrix hereby grants, on behalf of itself and its Subsidiaries, to SpinCo and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under Recapit, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule B hereto, in each case as and to the extent owned by any member of the Citrix Group as of the Effective Time, and Necessary Claims of any Patents that cover any Improvements made by Citrix or its Affiliates to Recapit to the extent owned by Citrix or any of its Affiliates, in each case solely to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with the products and services of SpinCo as they exist as of the Effective Time and including extensions, upgrades and evolutions thereof, but not as a stand-alone product or service.

(c) Patents and Other Intellectual Property.

(i) Patent License. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, Citrix hereby grants on behalf of itself and its Subsidiaries, to SpinCo and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under any and all, (A) Patents owned by any member of the Citrix Group as of the Effective Time having one or more Necessary Claims that would be infringed by the products and services of the SpinCo Business as of the Effective Time, (B) Patents that cover any Improvements made by Citrix or its Affiliates to the SpinCo Licensed IP, in each case to the extent owned by Citrix or any of its Affiliates, and (C) patents issuing from, and national or international counterparts to, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions of, any of the Patents described in the foregoing clauses (A) or (B), in each case solely in connection with the products or services of SpinCo and its Subsidiaries and extensions, upgrades and evolutions thereof and solely to the extent that the foregoing would infringe a Necessary Claim, and including the

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rights to use, develop, make, have made, sell, have sold, offer for sale and import any such products or services. As used in this Agreement, “Necessary Claims” of a Patent licensed under this Agreement means any one or more Valid Claims of such Patent which, in the absence of such license, would be infringed by the activities permitted under such license.

(ii) License to Omitted Intellectual Property. Without limiting the foregoing clause (i), subject to the terms and conditions of this Agreement, effective as of the Effective Time, solely with respect to any (A) Intellectual Property (other than Marks) owned by any member of the Citrix Group as of the Effective Time which was required to be assigned and transferred to SpinCo and its Subsidiaries but, which in violation thereof, was not so assigned and transferred, or (B) Intellectual Property (other than Marks) which was used in the SpinCo Business as of the Effective Time and not licensed to SpinCo and its Subsidiaries pursuant to this Agreement or otherwise provided to them pursuant to any other Ancillary Agreement, effective automatically and immediately prior to the earlier of such time as (1) either Citrix or SpinCo becomes aware of and notifies the other Party in writing of such Intellectual Property, or (2) any such Intellectual Property is assigned or transferred to any Person that is not a member of the Citrix Group, or upon any change of control or other one or more events or transactions by which any member of the Citrix Group that owns such Intellectual Property ceases to become a member of the Citrix Group, or otherwise upon such time as any such Intellectual Property, including the right to assert any claim of infringement or other violation thereof, ceases to be exclusively owned and controlled by any member of the Citrix Group, and unless such Intellectual Property is both described under clause (A) above and clause (1) above applies, in which case SpinCo’s rights to such Intellectual Property are governed by the Separation Agreement, on an item of such Intellectual Property-by-item of such Intellectual Property basis, Citrix hereby grants on behalf of itself and its Subsidiaries, to SpinCo and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under such Intellectual Property in connection with the SpinCo Business, including the products and services of the SpinCo Business as of the Effective Time together with extensions, upgrades and evolutions thereof, including the rights to make, have made, use, sell, have sold, offer for sale, and import any such products or services, and reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit such Intellectual Property in connection with the foregoing. Citrix and SpinCo shall each use commercially reasonable efforts to provide the other with written notice following its discovery of any such omitted Intellectual Property licensed under this clause (ii).

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(d) Definition of Citrix Licensed IP. As used herein:

(i) “Citrix Licensed IP” means, collectively, (A) ShareConnect, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule B hereto, (B) Recapit, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule B hereto (C) the Citrix Licensed Patents; and (D any and all other Intellectual Property licensed to SpinCo pursuant to Section 2.1(c).

(ii) “Citrix Licensed Patents” means the Patents that are licensed to SpinCo pursuant to Section 2.1(a) or Section 2.1(b) or Section 2.1(c) above, including as set forth in Schedule B hereto.

(iii) “ShareConnect” means the Software known as “ShareConnect” as of the Effective Time, in object code and source code.

(iv) “Recapit” means the Software known as “Recapit” as of the Effective Time, in object code and source code.

Section 2.2 License to Citrix of SpinCo Licensed IP.

(a) GoToMyPC. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under GoToMyPC, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule C hereto, in each case as and to the extent owned by any member of the SpinCo Group as of the Effective Time, and Necessary Claims of any Patents that cover any Improvements made by SpinCo or its Affiliates to GoToMyPC to the extent owned by SpinCo or any of its Affiliates, in each case solely to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with ShareConnect, as ShareConnect exists as of the Effective Time and including extensions, upgrades and evolutions thereof. Citrix hereby agrees that, for three (3) years following the Effective Time, Citrix and its Subsidiaries shall not sell, license, distribute, commercialize or otherwise make commercially available (including for no fees or other consideration) ShareConnect as a stand-alone product or service.

(b) Unicast. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under Unicast, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule C hereto, in each case as and to the extent owned by any member of the SpinCo Group as of the Effective

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Time, and Necessary Claims of any Patents that cover any Improvements made by SpinCo or its Affiliates to Unicast to the extent owned by SpinCo or any of its Affiliates, in each case to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with the products or services of Citrix and its Subsidiaries and extensions, upgrades and evolutions thereof, but not as a stand-alone product or service.

(c) Screencast. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under Screencast, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule C hereto, in each case as and to the extent owned by any member of the SpinCo Group as of the Effective Time, and Necessary Claims of any Patents that cover any Improvements made by SpinCo or its Affiliates to Screencast to the extent owned by SpinCo or any of its Affiliates, in each case to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with the products or services of Citrix and its Subsidiaries and extensions, upgrades and evolutions thereof, but not as a stand-alone product or service.

(d) Concierge. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under Concierge, together with any Intellectual Property (other than Marks) therein and related thereto, including as set forth in Schedule C hereto, in each case as and to the extent owned by any member of the SpinCo Group as of the Effective Time, and Necessary Claims of any Patents that cover any Improvements made by SpinCo or its Affiliates to Concierge to the extent owned by SpinCo or any of its Affiliates, in each case to use, make, have made, sell, have sold, import, reproduce, make Improvements of (including the right to use and modify source code), prepare derivative works from, distribute copies, publicly perform, or publicly display and otherwise exploit the same in connection with the products or services of Citrix and its Subsidiaries and extensions, upgrades and evolutions thereof, but not as a stand-alone product or service.

(e) Patent License. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under any and all, (i) Patents owned by any member of the SpinCo Group as of the Effective Time, including all Patents included in the Transferred IP and any Patents filed in SpinCo’s name through the Effective Time, (ii) Patents

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that cover any Improvements made by SpinCo or its Affiliates to the Citrix Licensed IP, in each case to the extent owned by SpinCo or any of its Affiliates, and (iii) patents issuing from, and national or international counterparts to, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions of, any of the Patents described in the foregoing clauses (i) or (ii), in each case solely in connection with the products or services of Citrix or its Subsidiaries and extensions, upgrades and evolutions thereof, and solely to the extent that the foregoing would infringe a Necessary Claim, and including the rights to make, have made, use, develop, sell, have sold, offer for sale, and import any such products or services.

(f) Restriction. Starting on the Effective Time and immediately and automatically terminating with respect to any item of SpinCo Licensed IP as of such time as any such item of SpinCo Licensed IP is assigned or transferred to any Person that is not a member of the SpinCo Group, or upon any change of control or other one or more events or transactions by which any member of the SpinCo Group that owns such item of SpinCo Licensed IP ceases to become a member of the SpinCo Group, or otherwise upon such time as any such item of SpinCo Licensed IP, including the right to assert any claim of infringement or other violation thereof, ceases to be exclusively owned and controlled by any member of the SpinCo Group, on an item of SpinCo Licensed IP-by-item of SpinCo Licensed IP basis, Citrix agrees on behalf of itself and its Subsidiaries that the license granted with respect to such SpinCo Licensed IP shall not extend to any activities expressly prohibited under, and subject to any exceptions or restrictions (other than, for clarity, the three (3) year time limitation) set forth in, Section 7.13(c) of the Merger Agreement.

(g) SpinCo Codec. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, SpinCo hereby grants on behalf of itself and its Subsidiaries, to Citrix and its Subsidiaries a limited, worldwide, non-transferable and non-assignable (except as expressly permitted in Section 8.6), non-sublicensable (except as expressly permitted in Section 2.3), perpetual and irrevocable (except as set forth in Section 7.2), royalty-free and fully paid-up, non-exclusive license in, to and under the SpinCo Codec to use the same in connection with the products and services of Citrix into which such SpinCo Codec is incorporated as of the Effective Time, as such products and services exist as of the Effective Time and including extensions, upgrades and evolutions thereof, including the right to make Improvements to such SpinCo Codec. SpinCo shall use commercially reasonable efforts to negotiate a separate written agreement with Citrix to assist Citrix with bug fixes, troubleshooting and other technical support as may be reasonably requested by Citrix from time to time, at a rate to be negotiated in good faith and agreed upon by the Parties.

(h) Definitions of SpinCo Licensed IP. As used herein:

(i) “Concierge” means the Software known as Concierge as of the Effective Time, in object code and source code.

(ii) “GoToMyPC” means the Software known as “GoToMyPC” as of the Effective Time, in object code and source code.

(iii) “Screencast” means the Software known as Screencast as of the Effective Time, in object code and source code.

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(iv) “SpinCo Codec” means any and all Intellectual Property (other than Marks) owned by any member of the SpinCo Group as of the Effective Time in and related to the SpinCo Codec described in Schedule D hereto.

(v) “SpinCo Licensed IP” means, collectively, (A) the SpinCo Licensed Patents, (B) the SpinCo Codec, and (C) any and all Intellectual Property (other than Marks) licensed by SpinCo pursuant to Section 2.2(a)-(d) and Section 2.2(g).

(vi) “SpinCo Licensed Patents” means the Patents that are licensed to Citrix pursuant to Sections 2.2(a) through Section 2.2(e) above, including as set forth in Schedule C hereto.

(vii) “Unicast” means the Software known as Unicast as of the Effective Time, in object code and source code.

Section 2.3 Sublicenses. A Licensee may not sublicense any of its rights under the licenses granted to it pursuant to this Agreement except to (a) Affiliates of such Licensee, or (b) other Persons providing services for the benefit of Licensee in connection with the businesses, products and services of Licensee that are covered by the licenses granted herein (each such other Person, a “Third Party Sublicensee” and, together with the Affiliates described in clause (a), a “Sublicensee”). Each permitted sublicense to a Third Party Sublicensee shall be granted pursuant to a written agreement which at all times (i) is subject to, and consistent with, the terms and conditions of this Agreement, and (ii) includes provisions regarding confidentiality, ownership and use restrictions of the Licensed IP licensed to such Licensee at least as protective of Licensor as the provisions of this Agreement. In addition, without limiting the foregoing, Licensee shall have the right to grant distribution and resale rights to distributors, in each case solely to the extent necessary in connection with the distribution and resale of products and services within the scope of the applicable license granted to such Licensee (collectively, “Distributors”), in each case pursuant to a written agreement which at all times (A) is subject to, and consistent with, the terms and conditions of this Agreement, and (B) includes provisions regarding confidentiality, ownership and use restrictions of the Licensed IP at least as protective of Licensor as the provisions of this Agreement. Without limiting the foregoing, Licensee shall have the right to grant customer and end-user rights in connection with such customer’s and end-user’s use of products and services in accordance with this Agreement. For clarity, granting a sublicense, or distribution and resale rights, shall not relieve Licensee of any obligations hereunder and Licensee shall cause all of its Sublicensees to comply, and shall be jointly and severally responsible and liable hereunder for all Sublicensees’ and Distributors’ compliance, with all terms and conditions hereof applicable to Licensee, including the use restrictions and confidentiality obligations, and all terms and conditions of such sublicense.

Section 2.4 Confidentiality of Proprietary Materials.

(a) Notwithstanding anything to the contrary herein, each Licensee shall, and shall cause its Affiliates and permitted Sublicensees and Distributors to, at all times hold in strict confidence and not disclose, divulge or release in any manner or to any Person, or

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use except solely as and to the extent expressly permitted hereunder and at all times strictly in accordance with all terms and conditions hereof, any Software source code and associated documentation constituting, embodying or included in the Citrix Licensed IP or SpinCo Licensed IP licensed to such Licensee (collectively, the “Proprietary Materials”). Licensee shall protect and maintain the confidentiality of all Proprietary Materials using the same degree of care as it uses with respect to its own most sensitive confidential trade secrets and at all times with no less than the highest industry standards of confidentiality and information security.

(b) Licensee shall not disclose any Proprietary Materials except solely to such of its Sublicensees, Distributors, employees and contractors and customers who are bound by written confidentiality agreements no less protective than the terms of this Agreement and who strictly need to know such information for the purpose of exercising Licensee’s rights in accordance with this Agreement, and solely to the extent that they need to know the same for such purpose. Without limiting the foregoing, Licensee shall at all times restrict access to the Proprietary Materials only to such of its employees and contractors with clearance levels at least sufficient to be granted access to the most sensitive source code of Licensee, and to customers pursuant to source code escrow agreements with reputable source code escrow agents, and Licensee shall at all times use commercially reasonable efforts to track and maintain accurate records of each such employee, including the identity, title and current clearance level thereof.

(c) Licensee shall immediately notify Licensor upon Licensee becoming aware of any misuse of or unauthorized access to or disclosure of any Proprietary Materials, and Licensee shall fully cooperate with Licensor and comply with all requests of Licensor in connection therewith, without limiting any other rights of Licensor or obligations of Licensee hereunder.

(d) Licensee shall be released from the foregoing obligations with respect to a specific item of Proprietary Materials only if and at such time as Licensor notifies Licensee in writing that such item is no longer proprietary or confidential material of Licensor or has become publicly available through no fault of Licensee.

(e) In the event that Licensee is compelled by order of an applicable Governmental Authority to disclose Proprietary Materials, Licensee shall promptly notify Licensor thereof and reasonably cooperate with and assist Licensor to obtain a protective order or otherwise limit such disclosure, and only if Licensee remains so compelled notwithstanding such efforts shall Licensee have the right to disclose to such Governmental Authority such specific items of Proprietary Materials solely to the extent so compelled, provided that Licensee shall use commercially reasonable efforts to obtain confidential treatment of any such disclosed information. Notwithstanding any such disclosure, Licensee shall remain obligated under this Section 2.4 with respect to all Proprietary Materials.

(f) Licensee agrees that irreparable damage may occur in the event that the provisions of this Section 2.4 are not performed in accordance with their specific terms. Accordingly, it is hereby agreed that Licensor shall have the right to seek specific performance, and injunctive or other equitable relief in accordance with Section 7.2, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

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(g) Without limiting Licensee’s obligations under this Section 2.4 or under Section 6.6 of the Separation Agreement and Section 7.11(a) of the Merger Agreement, Licensee acknowledges and agrees that all information other than the Proprietary Materials constituting the Citrix Licensed IP or SpinCo Licensed IP licensed to Licensee that is confidential and proprietary to the Licensor (collectively, “Confidential Information”) shall be maintained by Licensee in confidence, using the same degree of care to protect and maintain the confidentiality of such Confidential Information that Licensee uses with respect to its own information of a similar nature and at all times with no less than a reasonable degree of care. Except as authorized in writing by Licensor, Licensee shall not disclose or permit to be disclosed any Confidential Information to any Person, (i) except as may be reasonably required in connection with the exercise of Licensee’s rights or licenses in accordance with this Agreement, and (ii) except to Licensee’s Sublicensees, Distributors, employees, contractors and customers who are informed by Licensee of the confidential nature of the Confidential Information and are obligated to maintain its confidential nature. Confidential Information does not include any information that (A) is in or becomes part of the public domain through no fault of Licensee, (B) is obtained by Licensee without obligations of confidentiality from a Third Party having the legal right to use and disclose such information, or (C) is independently developed by Licensee without use of or reference to such information. Without limiting the foregoing, Licensee may disclose Confidential Information to the extent required by any Governmental Authority, provided that Licensee shall notify Licensor of any such requirement and reasonably cooperate with Licensor’s efforts to obtain a protective order or otherwise limit such required disclosure.

(h) The provisions of this Section 2.4 shall survive any expiration or termination of this Agreement in perpetuity.

Section 2.5 No Disclosure Obligations. Notwithstanding anything to the contrary herein and without limitation to any obligations under the Merger Agreement and the Separation Agreement, neither Licensor shall have any obligation hereunder to provide to the Licensee any tangible or intangible embodiments of or other materials relating to any Licensed IP of such Licensor or its Affiliates.

Section 2.6 Reservation of Rights. Each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon any other Party, its Affiliates, or its Sublicensees or Distributors by implication, estoppel, or otherwise as to any of the other Parties’ or their respective Affiliates’ Intellectual Property, except as otherwise expressly set forth herein.

Section 2.7 Third Party Rights. Notwithstanding anything to the contrary herein, the licenses granted under Section 2.1 and Section 2.2 are subject to any rights of or obligations owed to any Third Parties with respect to the applicable Licensed IP pursuant to agreements existing as of the Effective Time between the applicable Licensor or its Affiliates and such Third Parties.

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ARTICLE III

INTELLECTUAL PROPERTY OWNERSHIP

Section 3.1 Ownership. As between the Parties, Licensee acknowledges and agrees that (a) Licensor owns the Licensed IP, (b) neither Licensee, nor its Affiliates or its Sublicensees, will acquire any rights in the Licensed IP, except for the licenses and sublicenses granted pursuant to Section 2.1 and Section 2.2, and (c) Licensee shall not, and shall cause its Affiliates and its Sublicensees to not, represent that they have an ownership interest in any of the Licensed IP. For the avoidance of doubt, and subject to and without limiting any provision in the Separation Agreement, (i) Citrix acknowledges SpinCo’s exclusive ownership of GoToMyPC (including any GoToMyPC Software from which ShareConnect was derived or based or which is embedded or incorporated in ShareConnect), and (ii) SpinCo acknowledges Citrix’s exclusive ownership of ShareConnect (subject to SpinCo’s rights in any GoToMyPC code incorporated or embedded in Share Connect and licensed to Citrix and its Subsidiaries pursuant to this Agreement).

Section 3.2 Assignment. To the extent that a Party (the “Assigning Party”), its Affiliates, or its Sublicensees are assigned or otherwise obtain ownership of any right, title, or interest in or to any Intellectual Property in contravention of Section 3.1, such Assigning Party hereby assigns, and shall cause its Affiliates and Sublicensees to assign, to the applicable other Party all such right, title, and interest. Upon such other Party’s request, the Assigning Party shall, at its own cost and expense, take all reasonable actions, including executing all assignments and other documents, necessary to perfect or record such other Party’s right, title, and interest in and to such Intellectual Property.

Section 3.3 Improvements. As between Citrix and SpinCo, each Party shall own all improvements, modifications and derivative works (“Improvements”) made by or on behalf of such Party to the Licensed IP of the other Party; provided, that, with respect to Licensee, such Improvements shall not include, and shall be subject to the provisions of this Agreement as they concern, the Licensed IP to which such Improvements are made.

ARTICLE IV

PROSECUTION AND MAINTENANCE

Section 4.1 Responsibility. As between the Parties, Licensor shall be solely responsible for (without any obligation with respect to, subject to Section 4.2) filing, prosecuting, and maintaining all Licensed Patents owned by such Licensor, at its sole cost and expense.

Section 4.2 Failure to Prosecute or Maintain. In the event that SpinCo decides to forego prosecution or maintenance of any SpinCo Licensed Patent specifically set forth in Schedule C, or Citrix decides to forego prosecution or maintenance of any Citrix Licensed Patent specifically set forth in Schedule B, each of SpinCo or Citrix, as Licensor, shall notify Licensee thereof at least sixty (60) days prior to the deadline for taking a necessary step to continue to prosecute or maintain the applicable Licensed Patent. Upon receipt of such notice, Licensee will have the option of assuming responsibility for such prosecution and maintenance at its sole

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expense. If Licensee elects to assume responsibility for prosecution and maintenance pursuant to this Section 4.2, Licensee shall notify Licensor thereof at least ten (10) days prior to the final deadline, and, if Licensor notifies Licensee within five (5) days following such notice from Licensee that Licensor will not continue such prosecution or maintenance, Licensor shall assign, and hereby does irrevocably assign, its entire right, title, and interest in such Patent to Licensee, and as of such assignment such Patent shall cease to be a Licensed Patent of such Licensor hereunder; provided, that, such Patent shall thereafter be deemed a Licensed Patent of the assignee Party hereunder and licensed to the assigning Party in accordance with Section 2.1 and Section 2.2 (and with such scope and additional terms and conditions as the Parties may mutually agree upon in writing).

Section 4.3 No Additional Obligations. This Agreement shall not obligate any Party to maintain, register, prosecute, pay for, enforce, or otherwise manage any Intellectual Property except as expressly set forth herein.

ARTICLE V

ENFORCEMENT

Section 5.1 Defense and Enforcement. Licensor shall have the sole initial right, but not the obligation, to elect to bring an Action or enter into settlement discussions regarding (a) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation, or other violation of any Licensed IP of such Licensor (“Third Party Infringement”) or (b) any Third Party allegations of invalidity or unenforceability of any Licensed IP of such Licensor (“Invalidity Allegations”), in each case at Licensor’s sole cost and expense. The applicable Licensor (the “Enforcing Party”) shall control such Action or settlement discussions (as applicable).

Section 5.2 Cooperation. If the Enforcing Party brings an Action or enters into settlement discussions in accordance with Section 5.1, the applicable Licensee shall join as a party to such Action or proceeding upon the Enforcing Party’s reasonable request and at the Enforcing Party’s cost and expense solely to the extent necessary for standing purposes. Under such circumstances, such Licensee shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Licensee) of its own choice in any such Action or proceeding at its own cost and expense.

Section 5.3 Costs, Expenses, and Damages. Any and all amounts recovered by the Enforcing Party in any Action regarding a Third Party Infringement or Invalidity Allegation or settlement thereof shall, unless otherwise agreed, including in an agreement in connection with obtaining consent to settlement, be allocated first to reimbursing the Enforcing Party’s costs and expenses incurred in connection therewith (including any costs and expenses that the Enforcing Party must reimburse to the applicable Licensee), then to reimbursing such Licensee’s costs and expenses to the extent provided in this Article V, and any remaining amounts shall be retained by the Enforcing Party.

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ARTICLE VI

DISCLAIMERS; LIMITATIONS ON LIABILITY

Section 6.1 Disclaimer of Warranties. EACH OF CITRIX AND SPINCO UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE LICENSED IP, INCLUDING ANY IMPLIED WARRANTIES, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY OF THE LICENSED IP OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR LICENSED IP. EACH OF CITRIX AND SPINCO UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE MERGER AGREEMENT, ALL LICENSED IP IS BEING PROVIDED ON AN “AS IS, WHERE IS” BASIS AND LICENSEE SHALL BEAR THE ECONOMIC AND LEGAL RISKS ASSOCIATED THEREWITH.

Section 6.2 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE LICENSED IP THAT COULD BE CONSTRUED TO REQUIRE LICENSOR TO PROVIDE LICENSED IP HEREUNDER IN SUCH A MANNER TO ALLOW A LICENSEE TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH LICENSEE.

Section 6.3 Limitation on Liability. EXCEPT FOR A PARTY’S (A) BREACH OF ITS OBLIGATIONS UNDER SECTION 2.4, OR (B) INFRINGEMENT OR MISAPPROPRIATION OF ANY OTHER PARTY’S INTELLECTUAL PROPERTY (INCLUDING IN THE CASE OF CITRIX A BREACH OF SECTION 2.2(f)), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE VII

TERM

Section 7.1 Term. The term of this Agreement shall (a) with respect to each Patent that is included in the Licensed IP, expire at such time no Valid Claim licensed to the applicable Licensee hereunder remains in such Patent, (b) with respect to all Copyrights that are

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licensed hereunder, expire upon expiration or entry into the public domain of such Copyright and (c) with respect to all other Intellectual Property that is licensed or sublicensed hereunder, be perpetual.

Section 7.2 No Termination; Specific Performance. Notwithstanding anything to the contrary herein, (i) this Agreement may not be terminated unless agreed to in writing by the Parties, and (ii) all rights and licenses granted to Licensee hereunder shall be perpetual and irrevocable and not subject to termination under any circumstances unless agreed to in writing by the Parties. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 7.3 Effect of Expiration and Termination; Accrued Rights; Survival.

(a) Accrued Rights. Upon the earlier of expiration or termination of this Agreement, in part or in its entirety, all licenses and rights granted to Licensee with respect to the Intellectual Property to which such expiration or termination relates shall immediately cease. Expiration and termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such expiration and termination (as applicable). Any sublicenses granted by Licensee to any customer or end user prior to the effective date of any expiration or termination of this Agreement shall survive such expiration or termination in accordance with their respective terms.

(b) Surviving Obligations. Expiration and termination of this Agreement, in part or in its entirety, shall not terminate Licensee’s obligation to pay all amounts for which Licensee is obligated to reimburse Licensor hereunder that have accrued prior to the effective date of such expiration or termination (as applicable). The rights and obligations of the Parties pursuant to the following sections of this Agreement shall survive any expiration or termination of this Agreement: Article I, Article II, Article III, Article VI (except with respect to the first sentence of Section 6.2), Article VII and Article VIII.

(c) Effect of Licensor Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property”, and all Licensed IP is and shall be deemed to be “embodiments” of “intellectual property”, in each case, as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code. Licensee shall have all rights, elections and protections under the United States Bankruptcy Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor becomes subject

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to any bankruptcy or similar proceeding, subject to Licensee’s rights of election under Section 365(n), all rights, licenses and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Merger Agreement, Separation Agreement and Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. If there is a conflict between any provision of this Agreement and a provision in any of the Merger Agreement or Separation Agreement, this Agreement shall control.

Section 8.2 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by facsimile or email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party) as shall be specified in a notice given in accordance with this Section 8.3):

If to Citrix:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Facsimile: (954) 267-3101

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Boston, MA 02116

Facsimile:        (617) 573-4822

Attention:        Margaret A. Brown

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If to LogMeIn, or to SpinCo:

LOGMEIN, INC.

320 Summer Street

Boston, MA 02210

Facsimile: (781) 437-1820

Attention:        Chief Financial Officer

                         General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Attention:        John H. Chory

                         Bradley C. Faris

Any notice to Citrix shall be deemed notice to all members of the Citrix Group, and any notice to SpinCo shall be deemed notice to all members of the SpinCo Group.

Section 8.4 Amendment and Waivers.

(a) This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 8.4(b).

(b) Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other Parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 8.5 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party by operation of Law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of the other Parties). Any attempted assignment that is not in accordance with this Section 8.5 shall be null and void. Notwithstanding the foregoing in this Section 8.5, Citrix

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or SpinCo may assign its rights or delegate its duties under this Agreement (i) to a member of its Group (for so long as such member remains a member of such Group) or (ii) in connection with any change of control, merger, acquisition, or sale of all or substantially all of the assets, stock or business of the assigning Party to which this Agreement relates; provided that the member or other assignee agrees in writing to be bound by the terms and conditions contained in this Agreement.

Section 8.6 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.7 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.8 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.9 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.10 Dispute Resolution. Any and all Disputes arising hereunder shall be resolved through the procedures provided in Article VII of the Separation Agreement.

Section 8.11 Governing Law. This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of Laws other than the Laws of the State of Delaware. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 8.3; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v)

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this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Severability. If any term or other provision (or part thereof) of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 8.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

GETGO, INC.

By:
Name:
Title:

LOGMEIN, INC.

By:
Name:
Title: